Exhibit 99.1

              NEW DIRECTOR ELECTED AT GOUVERNEUR BANCORP, INC. AND
                     GOUVERNEUR SAVINGS AND LOAN ASSOCIATION

March 18, 2005


Gouverneur, New York ---- The Board of Directors of Gouverneur Bancorp, Inc (AMEX: GOV) announced today that Mr. F. Toby Morrow has been elected to the position of Director of Gouverneur Bancorp, Inc. and its wholly owned subsidiary, Gouverneur Savings and Loan Association. The action was taken at the Board's regular meeting held March 14, 2005.

Mr. Morrow, a Certified Public Accountant, brings to the Company many years of experience in the accounting field. From 1966 until his retirement in 2000, he was employed by the firm of Robb, Dowling and Adams in Watertown, N.Y as an accountant and became a partner in 1987. The firm later changed its name to Morrow and Poulsen. Mr. Morrow has been involved in all aspects of public accounting and also has performed various audit assignments including several of the area banks and schools.

In addition to his professional activities, he has been actively involved with the First United Methodist Church as a Board member, The Watertown Urban Mission, Rotary, The Institute of Management Accountants and the New York State Society of CPA's.

Mr. Morrow will be appointed to serve on the Executive Committee, Audit Committee and the Asset Liability Committee.

Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area of St. Lawrence County and the Alexandria Bay area located in Jefferson County.


Note: This press release may contain certain statements, which are not historical facts or which concern the Bank's future operations or economic performance and which are considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Bank cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risks and uncertainties. In addition, statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.